Exhibit 3.3  Amended and Restated Certificate of Incorporation of Cambrex Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CAMBREX CORPORATION

Cambrex Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

1.    The name of the Corporation is Cambrex Corporation. The Corporation was originally incorporated under the name “CasChem Group, Inc.”  The date of filing its original Certificate of Incorporation with the Secretary of State is October 11, 1983.

2.    The Certificate of Incorporation, upon the filing of this Amended and Restated Certificate of Incorporation, shall read as follows:

ARTICLE I – NAME

The name of the Corporation is Cambrex Corporation.

ARTICLE II – REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III – PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV – CAPITALIZATION

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 105,730,746 shares, consisting of 5,000,000 shares of preferred stock, par value $.10 per share (the “Preferred Stock”), 730,746 shares of non-voting common stock, par value $.10 per share (the “Class B Common”), and 100,000,000 shares of voting common stock, par value $.10 per share (the “Class A Common” and together with the Class B Common, the “Common Stock”).

The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

SECTION A. COMMON STOCK

Except as otherwise provided herein, all shares of Class A Common and Class B Common will be identical and will entitle the holders thereof to the same rights and privileges.

1.    Voting Rights. Except as otherwise required by law, each holder of the Class A Common, as such, will be entitled to one vote per share of Class A Common held of record by such holder on all matters submitted to a vote of the holders of Class A Common and will vote as a single class on all such matters and the holders of Class B Common will have no right to vote on any matters to be voted on by the Corporation's stockholders; provided, that, except as otherwise required by law, holders of Class A Common, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to any required consent of the holders of any series of Preferred Stock then outstanding pursuant to the terms of this Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the board of directors of the Corporation (the “Board of Directors”), the authorized amount of shares of Class B Common and Preferred Stock may, without a separate class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the Class A Common of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

2.    Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Class A Common and the holders of Class B Common will be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of Class A Common or Class B Common, dividends will be declared which are payable at the same rate on both classes of stock, and the dividends payable in shares of Class A Common will be payable to holders of Class A Common and the dividends payable in shares of Class B Common will be payable to holders of Class B Common.

3.    Conversion.

3A.   Conversion of Class B Common. Each record holder of Class B Common is entitled at any time to convert any or all of the shares of such holder’s Class B Common into the same number of shares of Class A Common; provided that no holder of Class B Common is entitled to convert any share or shares of Class B Common to the extent that, as a result of such conversion, such holder or its affiliates would directly or indirectly own, control or have power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have power to vote under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates.

3B.  Conversion Procedure.

(i)   Each conversion of shares of Class B Common into shares of Class A Common will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Class B Common stating that such holder desires to convert the shares, or a stated number of the shares, of Class B Common represented by such certificate or certificates into Class A Common and that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any applicable law, regulation, rule or other governmental requirement (and such statement will obligate the Corporation to issue such Class A Common)~~.~~ Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Class A Common represented thereby.

(ii)  Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

(iii) If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

(iv)  The issuance of certificates for Class A Common upon conversion of Class B Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common.

(v)   The Corporation will not close its books against the transfer of Class B Common or of Class A Common issued or issuable upon conversion of Class B Common in any manner which would interfere with the timely conversion of Class B Common.

4.  Registration of Transfer. The Corporation will keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation will, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith will cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

5.  Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

SECTION B. PREFERRED STOCK

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by law, by filing a certificate pursuant to the DGCL (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish or change the number of shares to be included in each such series and to fix the designation and relative powers, preferences and relative, participating, optional or other special rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)   the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Five Million (5,000,000));

(b)   the annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(c)   whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d)   the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(e)   whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)   whether the shares of such series shall have voting rights and, if so, the terms of such voting rights;

(g)   the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(h)   any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

ARTICLE V – PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI – BOARD OF DIRECTORS

(a)           Subject to the rights of the holders of any class or series of stock to elect additional directors under specified circumstances, the number of the directors constituting the Board of Directors of the Corporation shall be not fewer than three and not more than eleven and the precise number shall be fixed from time to time solely by resolution adopted by the Board of Directors. Each director shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation and until a successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

(b)           Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the by-laws of the Corporation (as amended from time to time, the “By-Laws”).

(c)           Subject  to the rights of the holders of any class or series of stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the directors or the sole director then remaining in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders following such director’s election and until such director’s successor shall have been elected and qualified, including in circumstances where such director’s predecessor was elected to a longer term. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d)           Subject to the rights of any class or series of stock to elect directors under specified circumstances, directors of the Corporation may only be removed from office by stockholders.

(e)           Except as otherwise provided for or fixed by or pursuant to any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the By-Laws of the Corporation.

(f)           In furtherance and not in the limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, but the stockholders may adopt additional By-Laws and may amend or repeal By-Laws whether or not adopted by them provided that the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required for any such adoption of additional By-Laws, amendment or repeal.

ARTICLE VII – MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation so provide.

ARTICLE VIII – INDEMNIFICATION

(a)           The Corporation shall, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended (but in the case of any such amendment, other than one mandating lesser indemnification, only to the extent that such amendment permits the Corporation to provide broader indemnification than said law permitted the Corporation to provide prior to such amendment) indemnify, advance expenses to, and hold harmless, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee).  Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article VIII.

(b)           The indemnification provided by this Article XIII is not exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

ARTICLE IX - AMENDMENT

The Corporation reserves the right to amend, alter change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X – LIMITATION OF DIRECTOR LIABILITY

(a)           No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived any improper personal benefit.

(b)           Any repeal or modification of Articles VIII or X by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be executed by the officer below this 26th day of April, 2012.

CAMBREX CORPORATION

By:	/s/ William M. Haskel
William M. Haskel
Senior Vice President